EXHIBIT 99.1

Emclaire Financial Corp Reports Increase in Quarterly Earnings

EMLENTON, Pa., Nov. 4, 2015 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported an increase in consolidated net income available to common stockholders of $498,000, or 50.0%, to $1.5 million, or $0.70 per common share, for the three months ended September 30, 2015, compared to $997,000, or $0.56 per common share, for the same period in 2014. Net income available to common shareholders for the nine month period ended September 30, 2015 increased $487,000, or 18.3%, to $3.2 million, or $1.63 per diluted common share, compared to $2.7 million, or $1.49 per diluted common share, for the same period in 2014.

The increase in net income available to common stockholders for both periods was driven by an increase in net interest income and a decrease in the provision for loan losses. Also contributing to increased earnings for the quarterly period, the Corporation sold certain securities to accommodate loan production, which generated net gains totaling $533,000 for the third quarter of 2015. The Corporation realized a return on average assets of 1.02% and a return on average common equity of 11.31% for the quarter ended September 30, 2015, compared to 0.68% and 9.26%, respectively, reported for the same period in 2014.

"We are extremely pleased with our results for the third quarter, especially the positive growth in net interest income, a $1.9 million decrease in nonperforming assets, and the redemption of all remaining outstanding preferred stock issued to the United States Treasury under the Small Business Lending Fund program," noted William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank. "The continued growth in net interest income is a direct result of our focused efforts on repositioning the balance sheet, exchanging investment securities for higher yielding loan assets and disciplined deposit pricing practices. Efforts in the upcoming quarters will remain focused on continuing to expand our loan portfolio, implementing revenue enhancement strategies, managing operating expenses, and effectively deploying capital in a manner that facilitates the profitable growth of our franchise."

OPERATING RESULTS OVERVIEW

The aforementioned increase in consolidated net income for the third quarter of 2015 primarily resulted from increases in noninterest income and net interest income of $450,000 and $248,000, respectively, and a decrease in the provision for loan losses of $265,000, partially offset by increases in noninterest expense and the provision for income taxes of $246,000 and $219,000, respectively.

Net interest income increased $248,000, or 5.9%, to $4.4 million for the quarter ended September 30, 2015 from $4.2 million for the same quarter in 2014. The increase in net interest income resulted from an increase in interest income of $145,000, or 2.9%, as the Corporation experienced increases in the average balance of loans between the quarterly periods. Additionally, interest expense decreased $103,000, or 13.0%, as the Corporation's cost of funds decreased 5 basis points to 0.52% for the third quarter of 2015 from 0.57% for the same quarter in 2014.

Noninterest income increased $450,000, or 48.4%, to $1.4 million for the quarter ended September 30, 2015 from $929,000 for the same period in 2014. The increase in noninterest income resulted from a $442,000 increase in net gains on the sale of securities due to the aforementioned sale of $28.4 million of securities to fund current and anticipated loan production. These sales generated net gains totaling $533,000 for the third quarter of 2015, compared to $91,000 of net gains realized in the same quarter of 2014.

The provision for loan losses decreased $265,000 to a $102,000 recovery for the quarter ended September 30, 2015 from a $163,000 expense for the same period in 2014. This decrease resulted from a general improvement in economic factors and historical loss ratios of the overall loan portfolio and the improvement of two large commercial loan relationships, which previously had substantial specific reserves allocated.

Noninterest expense increased $246,000, or 6.7%, to $3.9 million for the quarter ended September 30, 2015 from $3.7 million for the same period in 2014. The increase primarily related to increases in compensation and benefits, professional fees, other noninterest expense and premises and equipment expense of $178,000, $39,000, $20,000 and $12,000, respectively.

The provision for income taxes increased $219,000, or 90.9%, to $460,000 for the quarter ended September 30, 2015 from $241,000 for the same period in 2014. This increase related to an increase in the Corporation's effective tax rate to 23.2% for 2015 from 19.1% in 2014.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $487,000, or 18.3%, to $3.2 million or $1.63 per diluted common share for the nine months ended September 30, 2015, compared to $2.7 million or $1.49 per diluted common share for the same period in the prior year. This increase primarily resulted from a $939,000 increase in net interest income and a $239,000 decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes of $294,000 and $202,000, respectively, and a decrease in noninterest income of $195,000.

Net interest income increased $939,000, or 7.6%, to $13.3 million for the nine months ended September 30, 2015 from $12.3 million for the same period in 2014. The increase in net interest income resulted from an increase in interest income of $779,000, or 5.3%, as the Corporation experienced increases in the average balance of loans and investments. Also contributing to the increase in interest income, the Corporation recorded $145,000 of recovered interest in the second quarter of 2015 related to the payoff of two nonperforming loan relationships totaling $2.8 million. Additionally, interest expense decreased $160,000, or 7.0%, as the Corporation's cost of funds decreased 6 basis points to 0.54% for the first nine months of 2015 from 0.60% for the same period in 2014.

The provision for loan losses decreased $239,000, or 47.1%, to $269,000 for the nine months ended September 30, 2015 from $508,000 for the same period in 2014 due to the aforementioned general portfolio improvements and the improvement of two large commercial loan relationships.

Noninterest income decreased $195,000, or 6.1%, to $3.0 million for the nine months ended September 30, 2015 from $3.2 million for the same period in 2014. This decrease primarily resulted from a $181,000 decrease in net gains on the sale of securities. During the nine months ended September 30, 2014, the Corporation realized securities gains totaling $748,000, of which $657,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long term advance and the associated securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance. During the nine months ended September 30, 2015, the Corporation recorded securities gains totaling $567,000 related to the aforementioned security sales to accommodate current and anticipated loan growth. Excluding the impact of securities gains, noninterest income decreased $14,000 to $2.4 million for the nine months ended September 30, 2015.

Noninterest expense increased $294,000, or 2.5%, to $11.9 million for the nine months ended September 30, 2015 from $11.6 million for the same period in 2014. The increase primarily related to increases in compensation and benefits, premises and equipment expense, professional fees and FDIC expense of $523,000, $133,000, $72,000 and $21,000, respectively. The increase in compensation and benefits primarily related to an increase in benefits expense and normal wage and salary increases, while higher premises and equipment expense was the result of increases in expenses associated with the new branch office in Cranberry Township, Pennsylvania, which opened in May 2014, and the upgrade of the Bank's ATM fleet in the fourth quarter of 2014. Noninterest expenses associated with the new branch office totaled $332,000 for the nine months ended September 30, 2015, compared to $220,000 for the same period in 2014. These increases were partially offset by a decrease in other noninterest expense of $434,000, primarily related to the $550,000 prepayment penalty assessed on the aforementioned early retirement of debt during the first quarter of 2014. Excluding the impact of the new branch office and the prepayment penalty, noninterest expense increased $732,000, or 6.8%, to $11.6 million for the nine months ended September 30, 2015, compared to $10.8 million for the same period in 2014.

The provision for income taxes increased $202,000, or 29.9%, to $877,000 for the nine months ended September 30, 2015 from $675,000 for the same period in 2014. This increase related to an increase in the Corporation's effective tax rate to 21.4% for 2015 from 19.8% in 2014.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $499,000 to $582.4 million at September 30, 2015 from $581.9 million at December 31, 2014. While total assets were relatively stable, loans receivable increased by $26.4 million primarily due to the purchase of two residential mortgage pools totaling $19.2 million. This loan growth was funded by a $28.5 million decrease in securities. Customer deposits increased by $3.3 million, partially funding the repayment of $5.1 million in short-term borrowed funds.

Total nonperforming assets were $5.2 million, or 0.89% of total assets at September 30, 2015 compared to $7.1 million, or 1.21% of total assets at December 31, 2014. This $1.9 million, or 26.4% decrease in nonperforming assets was primarily due to the aforementioned payoff of two nonperforming loan relationships totaling $2.8 million, and the return of one previously nonperforming loan relationship totaling $447,000 to accrual status, partially offset by loan relationships of $1.1 million and $545,000 being placed on nonaccrual status during the nine months ended September 30, 2015.

Stockholders' equity increased $5.4 million, or 11.3%, to $53.4 million at September 30, 2015 from $48.0 million at December 31, 2014. During the quarter ended June 30, 2015, the Corporation successfully completed an $8.2 million private placement offering of common stock whereby 350,000 new shares of common stock were issued.  During the quarter ended September 30, 2015, the Corporation used a portion of the proceeds from the offering to redeem all $5.0 million of remaining preferred stock outstanding that had been issued to the United States Treasury Department pursuant to the Small Business Lending Fund program. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 9.2% of total assets. Tangible book value per common share was $22.98 at September 30, 2015, compared to $21.66 at December 31, 2014.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 15 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at www.emclairefinancial.com.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Nine month period
	ended September 30,		ended September 30,
	2015	2014	2015	2014

Interest income	$ 5,113	$ 4,968	$ 15,398	$ 14,619
Interest expense	687	790	2,127	2,287
Net interest income	4,426	4,178	13,271	12,332
Provision for (recovery of) loan losses	(102)	163	269	508
Noninterest income	1,379	929	3,006	3,201
Noninterest expense	3,927	3,681	11,902	11,608
Income before provision for income taxes	1,980	1,263	4,106	3,417
Provision for income taxes	460	241	877	675
Net income	1,520	1,022	3,229	2,742
Accumulated preferred stock dividends	25	25	75	75
Net income available to common stockholders	$ 1,495	$ 997	$ 3,154	$ 2,667

Basic earnings per common share	$0.70	$0.56	$1.64	$1.51
Diluted earnings per common share	$0.70	$0.56	$1.63	$1.49
Dividends per common share	$0.24	$0.22	$0.72	$0.66

Return on average assets (1)	1.02%	0.68%	0.73%	0.65%
Return on average equity (1)	10.50%	8.50%	8.24%	7.81%
Return on average common equity (1)	11.31%	9.26%	8.89%	8.50%
Yield on average interest-earning assets	3.77%	3.62%	3.83%	3.82%
Cost of average interest-bearing liabilities	0.67%	0.73%	0.69%	0.76%
Cost of funds	0.52%	0.57%	0.54%	0.60%
Net interest margin	3.28%	3.07%	3.32%	3.25%
Efficiency ratio	71.23%	69.58%	72.39%	74.55%
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(1) Returns are annualized for the three and nine month periods ended September 30, 2015 and 2014.

CONSOLIDATED BALANCE SHEET DATA:		As of	As of
		9/30/2015	12/31/2014

Total assets		$ 582,408	$ 581,909
Cash and equivalents		12,265	11,856
Securities		121,324	149,861
Loans, net		406,044	379,648
Deposits		505,159	501,819
Borrowed funds		16,400	21,500
Common stockholders' equity		53,404	42,990
Stockholders' equity		53,404	47,990

Book value per common share		$24.97	$24.14
Tangible book value per common share		$22.98	$21.66

Net loans to deposits		80.38%	75.65%
Allowance for loan losses to total loans		1.24%	1.36%
Nonperforming assets to total assets		0.89%	1.21%
Earning assets to total assets		93.57%	94.11%
Stockholders' equity to total assets		9.17%	8.25%
Shares of common stock outstanding		2,138,358	1,780,658
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (844) 800-2193
         Email: investor.relations@farmersnb.com